UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2012

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 3.02 (Unregistered Sales of Equity Securities) is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth below under Item 3.02 (Unregistered Sales of Equity Securities) is hereby incorporated by reference into this Item 1.01.

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed, on April 25, 2012, Odyssey Marine Exploration, Inc. (“Odyssey”) delivered an additional closing notice under the securities purchase agreement (the “Purchase Agreement”) that Odyssey entered into with one institutional investor on November 8, 2011. An initial closing under the Purchase Agreement was held on November 10, 2011 (the “Initial Closing Date”), when Odyssey issued and sold the investor a senior convertible note (the “Initial Note”) in the original principal amount of $10.0 million and a warrant to purchase up to 1,302,083 shares of Odyssey’s common stock for an aggregate purchase price of $10.0 million. In connection with the delivery of the additional closing notice, Odyssey and the investor amended the Purchase Agreement to modify certain terms of the additional closing.

The additional closing was held on May 10, 2012, and Odyssey issued and delivered to the investor a senior convertible note (the “Additional Note”) in the principal amount of $8.0 million. The indebtedness evidenced by the Additional Note bears interest at 9.0% percent per year, with interest payable quarterly, and will mature on the 30-month anniversary of the Initial Closing Date. The Additional Note amortizes in equal monthly installments commencing on the eight-month anniversary of the Initial Closing Date. The Additional Note may be converted into Odyssey’s common stock, at the option of the holder, at any time following six months after the date of issuance. The initial conversion price of the Additional Note is $3.74, subject to adjustment as provided therein. Odyssey has agreed to pay each amortization payment in shares of Odyssey’s common stock, if certain conditions are met; provided, that Odyssey may, at its option, elect to pay such amortization payments in cash. The conversion rate applicable to any amortization payment in shares of Odyssey’s common stock will be the lower of (a) the Conversion Price and (b) a price equal to 85.0% of the volume-weighted average price of Odyssey’s shares of common stock for a ten-day period immediately prior to the applicable amortization date. Subject to the satisfaction of certain conditions, at any time prior to the first anniversary of the Initial Closing Date Odyssey may redeem the Additional Note for an amount equal to 110% of the amount outstanding thereunder. As a result of the increase in the principal amount of the Additional Note, the number of shares of Odyssey’s common stock issuable upon exercise of the warrant increased to 1,562,500. At the conclusion of a ten-trading-day re-pricing period that ended May 9, 2012, the conversion price applicable to the Initial Note was reset to $3.17, and the exercise price of the warrant was reset to $3.60 per share, in each case in accordance with the terms thereof. The conversion price applicable to the Initial Note and the exercise price of the warrant are not subject to further market-based reset.

A copy of the Additional Note is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such document.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

10.1     Additional Note dated May 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated:	May 10, 2012	By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Additional Note dated May 10, 2012.